EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 24, 2007 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in WD-40 Company’s Annual Report on Form 10-K for the year ended August 31, 2007.

/s/ PRICEWATERHOUSECOOPERS LLP

San Diego, California

May 23, 2008